EXHIBIT 99.04.2


                    [Schlesinger Letterhead]





            BENJAMIN SCHLESINGER AND ASSOCIATES, INC.

                      Officer's Certificate


      I, Benjamin Schlesinger, Principal of Benjamin Schlesinger and Associates, Inc., DO HEREBY CERTIFY that:

     Since April 11, 1997, no event affecting our report entitled "Assessment of Fuel Price, Supply and Delivery Risks for the Panda-Rosemary Cogeneration Project" dated September 20, 1996 and updated April 11, 1997 (the "Fuel Consultant's Report") or the matters referred to therein has occurred (i) which makes untrue or incorrect in any material respect, as the date hereof, any information or statement contained in the Fuel Consultant's Report or in the Prospectus relating to the offering of 12-1/2% Registered Senior Secured Notes due 2004 by Panda Global Energy Company (the "Prospectus") under the captions "Description of the Projects -- The Rosemary Facility -- Independent Engineers' and Consultants' Reports -- Rosemary Fuel Consultant's Report" and "Independent Engineers and Consultants -- Rosemary Facility" in the Prospectus or (ii) which is not reflected in the Prospectus but should be reflected therein in order to make the statements and information contained in the Fuel Consultant's Report or in the Prospectus under the captions set forth above, in the light of the circumstances under which they were made, not misleading.

     WITNESS my hand this 8th day of September, 1997.



                         By:       /s/ Benjamin Schlesinger
                         Name:     Benjamin Schlesinger, Ph.D.
                         Title:    President